Exhibit 99.1

News Release

Sealy Corporation Reports Fiscal Third Quarter 2011 Results

—3rd Quarter Results from Continuing Operations—

—Net Sales Increase 4% to $334.1 Million—

—Income from Operations Increases 5% to $37.8 Million—

— Net Income from Continuing Operations of $7.5 Million—

—Adjusted EBITDA Increases to $48.4 Million—

TRINITY, N.C., September 27, 2011 — Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, today announced results for its fiscal third quarter 2011.

Fiscal 2011 3rd Quarter Highlights for Continuing Operations

•                  Net sales were $334.1 million, an increase of 4.2% compared to the same prior year quarter.

•                  Gross profit increased by $4.8 million to $137.0 million from the prior year quarter.

•                  Income from operations increased by $1.7 million to $37.8 million.

•                  Net income from continuing operations was $7.5 million or $0.04 per diluted share, compared to $9.2 million or $0.05 per diluted share in the prior year quarter.  The corresponding share counts for 2011 and 2010 third quarter EPS were 308.6 million and 291.6 million, respectively. For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

•                  Adjusted EBITDA increased 1.3% to $48.4 million from $47.7 million.

“We continued to reap the benefits of both our recent Next Generation Posturepedic launch and our new advertising campaign in the third quarter, as we delivered year over year sales growth; sequential gross margin improvement; year over year US gross margin improvement; and year over year Adjusted EBITDA growth,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.  “These results were achieved despite a more challenging macroeconomic environment as well as volatility and increases in the costs of our raw materials.”

“Looking forward, we still feel confident in our ability to execute on the initiatives that we control, which now also include an acceleration in the launch of our Next Generation Stearns & Foster line, but the overall outlook for the consumer environment is less certain.  These events, alongside current raw material inflation, challenge our ability to deliver gross margin expansion and adjusted EBITDA growth in the second half of 2011.  However, with the investments we are making in our product portfolio in 2011 — we feel well positioned for 2012,” added Mr. Rogers.

During the quarter, the Company completed the launch of its Next Generation Posturepedic line, which represented the largest and fastest rollout in the Company’s history.  The Company believes that the success of this new line launch resulted in Posturepedic gaining innerspring market share.

Sales of Specialty products remain on track to deliver double digit growth for the year and the Company is taking steps to increase its commitment to the Specialty bedding category.  Specifically, a new Specialty Division, to be headed by Mark Delahanty is being created.  Mr. Delahanty will have responsibility for the development, marketing and distribution of new specialty bedding products and will report directly to Mr. Rogers.  The initial deliverable for this new division, will be the launch of the new Embody Specialty line at the Las Vegas Market in late January 2012.

At the Las Vegas Market in August, Sealy introduced the Next Generation Stearns & Foster line and has already begun shipping it to customers.  This will help drive continuing sales growth starting in fiscal 2012, but carries with it approximately $7.5 million of product launch costs that will be incurred in the fourth quarter of fiscal year 2011.

Fiscal 2011 Third Quarter Results

Total U.S. net sales increased 2.5% to $257.3 million from the third quarter of fiscal 2010. Excluding third party sales from the component plants, the wholesale average unit selling price increased 3.9% on a year-over-year basis, while wholesale unit volume decreased 0.8%. The increase in average unit selling price was driven by price increases that we implemented in the third quarter of fiscal 2011 and the higher sales of Next Generation Posturepedic beds. The decrease in unit volume is attributable to the decreased sales of Stearns & Foster and Sealy branded products given the strong performance in the prior year. This decrease was partially offset by higher sales of the Next Generation Posturepedic line which has now been fully distributed to retailers.

International net sales increased $7.3 million, or 10.5%, from the third quarter of fiscal 2010 to $76.8 million. The increase in international net sales was primarily due to increased sales in the Argentina and Mexico markets as well as the effects of a stronger Canadian dollar which benefited sales in the Canada market in U.S. dollar terms. Excluding the effects of currency fluctuation, international net sales increased 4.8% from the third quarter of fiscal 2010.

Gross profit for the third fiscal quarter increased by $4.8 million to $137.0 million from the prior year quarter.  Gross margin decreased by 23 basis points to 41.0%. The decrease in percentage of net sales was primarily due to a decrease in gross profit margin in the Canadian operations with the gross profit margin of the U.S. business showing a slight increase. U.S. gross profit margin increased 35 basis points to 40.8%.

Selling, general, and administrative (SG&A) expenses were $104.1 million for the third quarter of fiscal 2011, an increase of $3.7 million versus the comparable period a year earlier.  As a percentage of net sales, these expenses were 31.2% and 31.3% for the quarters ended August 28, 2011 and August 29, 2010, respectively, a decrease of 0.1 percentage points. The increase in absolute dollars was primarily driven by a $3.6 million increase in volume driven variable expenses. Fixed operating costs, exclusive of non-cash compensation expense, increased $0.7 million from the prior year period. This increase is primarily due to an increase of $3.0 million in costs related to Sealy’s new advertising campaign partially offset by a $2.2 million decrease in expected incentive based compensation for fiscal 2011.

Income from operations for the third fiscal quarter increased 4.6% to $37.8 million.

Net income from continuing operations for the third quarter was $0.04 per diluted share.  Net loss from discontinued operations for the period was $(0.00) per diluted share.  Included in the net loss from discontinued operations are the operational results related to the European and Brazilian businesses and the related losses on disposition.  For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

Fiscal 2011 Nine Month Results

Net sales for the nine months ended August 28, 2011 increased 4.1% to $960.9 million from $922.9 million for the comparable period a year earlier. Gross profit was $380.6 million, or 39.6% of net sales, versus $386.6 million, or 41.9% of net sales, for the comparable period a year earlier.  Net income from continuing operations was $8.4 million, versus net income from continuing operations of $21.2 million in the prior year period.  Included in the 2011 period are $24.3 million of incremental costs associated with the launch of the Next Generation Posturepedic line, including price discounting for the old line, manufacturing start up expenses, launch related costs and national advertising expenses.  Adjusted EBITDA decreased 19.4% to $111.2 million from $138.0 million compared to the same period in the prior year.

As of August 28 2011, the Company’s debt net of cash was $700.2 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) based on the trailing 12 months was 3.44x.

Results from Continuing Operations

During the fourth quarter 2010, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  We also present Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because we believe that this measure provides useful incremental information to investors regarding our operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because we believe that it provides useful incremental information to investors regarding our operating performance.

Conference Call

The Company will hold a conference call today to discuss its fiscal third quarter 2011 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-1427, or for international callers, 1-480-629-9664. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4473075. The replay will be available until October 4, 2011.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy owns the largest bedding brand in the world, with sales of $1.2 billion in fiscal 2010. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include:

general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

The condensed consolidated statements of operations and related information presented below have been adjusted for discontinued operations presentation for all periods presented.  However, the condensed consolidated balance sheets and statements of cash flows have not been adjusted for such presentation.

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	August 28,	November 28,	August 29,
	2011	2010	2010

ASSETS

Current assets:
Cash and equivalents	$85,934	$109,255	$82,510
Accounts receivable, net of allowances for bad debts, cash discounts and returns	171,495	140,778	181,758
Inventories	58,491	57,178	68,634
Other current assets	25,385	19,543	19,910
Deferred income tax assets	21,823	19,127	15,375
Total current assets	363,128	345,881	368,187
Property, plant and equipment - at cost	404,645	385,470	416,354
Less accumulated depreciation	(235,162)	(217,398)	(246,468)
	169,483	168,072	169,886
Other assets:
Goodwill	363,340	361,958	360,878
Intangible assets, net	1,190	1,387	1,517
Deferred income tax assets	2,360	6,140	9,601
Other assets, including debt issuance costs, net	48,351	53,319	54,814
	415,241	422,804	426,810
Total assets	$947,852	$936,757	$964,883

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$1,249	$2,166	$7,634
Accounts payable	75,466	66,507	89,229
Accrued incentives and advertising	27,376	34,510	33,215
Accrued compensation	15,998	22,390	26,466
Accrued interest	16,873	14,359	17,616
Other accrued liabilities	31,414	37,198	32,617
Total current liabilities	168,376	177,130	206,777
Long-term obligations, net of current portion	784,905	793,084	794,658
Other liabilities	50,851	53,357	58,004
Deferred income tax liabilities	823	825	875

Stockholders’ deficit:
Common stock	1,009	979	977
Additional paid-in capital	932,555	911,066	908,446
Accumulated deficit	(1,001,370)	(1,006,689)	(1,002,210)
Accumulated other comprehensive income	10,703	7,005	(2,644)
Total shareholders’ deficit	(57,103)	(87,639)	(95,431)
Total liabilties and shareholders’ deficit	$947,852	$936,757	$964,883

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	August 28,	August 29,
	2011	2010

Net sales	$334,067	$320,503
Cost of goods sold	197,067	188,337

Gross profit	137,000	132,166

Selling, general and administrative expenses	104,127	100,477
Amortization expense	73	72
Royalty income, net of royalty expense	(5,021)	(4,542)

Income from operations	37,821	36,159

Interest expense	21,935	21,307
Refinancing and extinguishment of debt	28	—
Other income, net	(130)	(56)

Income before income taxes	15,988	14,908
Income tax provision	9,556	6,395
Equity in earnings of unconsolidated affiliates	1,057	712
Income from continuing operations	7,489	9,225
Loss from discontinued operations	(891)	(25,048)
Net income (loss)	$6,598	$(15,823)

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.07	$0.09
Loss from discontinued operations per common share	—	(0.25)
(Loss) earnings per common share—Basic	$0.07	$(0.16)

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.04	$0.05
Loss from discontinued operations per common share	—	(0.09)
Earnings (loss) per common share—Diluted	$0.04	$(0.04)

Weighted average number of common shares outstanding:
Basic	100,334	97,043
Diluted	308,566	291,648

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	August 28,	August 29,
	2011	2010

Net sales	$960,892	$922,916
Cost of goods sold	580,314	536,294

Gross profit	380,578	386,622

Selling, general and administrative expenses	315,308	299,062
Amortization expense	217	216
Royalty income, net of royalty expense	(14,796)	(12,471)

Income from operations	79,849	99,815

Interest expense	65,309	64,277
Refinancing and extinguishment of debt	1,264	3,759
Other income, net	(337)	(158)

Income before income taxes	13,613	31,937
Income tax provision	7,779	13,470
Equity in earnings of unconsolidated affiliates	2,535	2,702
Income (loss) from continuing operations	8,369	21,169
Loss from discontinued operations	(3,050)	(30,428)
Net income (loss)	$5,319	$(9,259)

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.08	$0.22
Loss from discontinued operations per common share	(0.03)	(0.32)
(Loss) earnings per common share—Basic	$0.05	$(0.10)

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.08	$0.11
Loss from discontinued operations per common share	(0.01)	(0.10)
Earnings (loss) per common share—Diluted	$0.07	$0.01

Weighted average number of common shares outstanding:
Basic	98,725	95,384
Diluted	304,659	287,895

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SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	August 28,	August 29,
	2011	2010
Operating activities:
Net income (loss)	$5,319	$(9,259)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,001	21,813
Deferred income taxes	946	4,259
Bad debt expense	2,209	(924)
Amortization of deferred gain on sale-leaseback	(515)	(490)
Paid in kind interest on convertible notes	14,551	10,830
Amortization of discount on new senior secured notes	1,101	1,702
Amortization of debt issuance costs and other	3,511	4,191
Impairment charges	288	22,963
Share-based compensation	9,239	12,759
Excess tax benefits from share-based payment arrangements	—	(942)
(Gain) loss on sale of assets	(30)	246
Write-off of debt issuance costs related to debt extinguishments	643	2,709
Loss on repurchase of senior notes	300	1,050
Dividends received from unconsolidated affiliates	1,011	—
Equity in earnings of unconsolidated affiliates	(2,535)	(2,702)
Loss on disposition of subsidiary	206	—
Other, net	(532)	1,067
Changes in operating assets and liabilities:
Accounts receivable	(31,996)	(27,800)
Inventories	(1,224)	(13,984)
Prepaid expenses and other current assets	(2,750)	(1,279)
Other assets	2,361	(5,314)
Accounts payable	9,255	3,822
Accrued expenses	(20,338)	(14,239)
Other liabilities	(2,159)	386
Net cash provided by operating activities	6,862	10,864
Investing activities:
Purchase of property, plant and equipment	(17,692)	(11,369)
Proceeds from sale of property, plant and equipment	24	67
Net cash used in investing activities	(17,668)	(11,302)
Financing activities:
Proceeds from issuance of long-term obligations	2,568	2,784
Repayments of long-term obligations	(3,882)	(10,204)
Repayment of senior secured notes, including premium of $300 and $1,050	(10,300)	(36,050)
Repurchase of common stock associated with vesting of employee share-based awards	(3,674)	(4,711)
Exercise of employee stock options, including related excess tax benefits	621	1,101
Debt issuance costs	(147)	—
Other	(34)	(8)
Net cash used in financing activities	(14,848)	(47,088)
Effect of exchange rate changes on cash	2,333	(1,390)
Change in cash and equivalents	(23,321)	(48,916)
Cash and equivalents:
Beginning of period	109,255	131,427
End of period	$85,934	$82,511

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RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Nine Months Ended:
	August 28,		August 29,		August 28,		August 29,
	2011		2010		2011		2010
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)
Net (loss) income	$6,598	2.0%	$(15,823)	-4.9%	$5,319	0.6%	$(9,259)	-1.0%
Interest expense	21,935	6.6%	21,307	6.6%	65,309	6.8%	64,277	7.0%
Income taxes	9,556	2.9%	6,395	2.0%	7,779	0.8%	13,470	1.5%
Depreciation and amortization (a)	5,739	1.7%	6,325	2.0%	18,001	1.9%	19,168	2.1%

	43,828	13.1%	18,204	5.7%	96,408	10.0%	87,656	9.5%
Adjustments for debt covenants:
Refinancing charges	28	0.0%	—	0.0%	1,264	0.1%	3,759	0.4%
Non-cash compensation	3,466	1.0%	3,545	1.1%	9,239	1.0%	12,760	1.4%
KKR consulting fees	323	0.1%	405	0.1%	981	0.1%	1,425	0.2%
Severance charges	(33)	0.0%	640	0.2%	427	0.0%	1,892	0.2%
Discontinued operations	891	0.3%	25,048	7.8%	3,050	0.3%	30,428	3.3%
Other (various) (b)	(116)	0.0%	(99)	0.0%	(181)	0.0%	109	0.0%

Adjusted EBITDA	$48,387	14.5%	$47,743	14.9%	$111,188	11.6%	$138,029	15.0%

(a)  Excludes depreciation from discontinued operations

(b)  Consists of various immaterial adjustments

Sealy Corporation

Share Count Reconciliation

	Three Months Ended		Nine Months Ended:
	August 28, 2011	August 29, 2010	August 28, 2011	August 29, 2010
	(in thousands)		(in thousands)
Numerator:
Net income from continuing operations, as reported	$7,489	$9,225	$8,369	$21,169
Net income attributable to participating securities	(4)	(20)	(7)	(59)
Interest on convertible notes	5,239	4,318	14,551	11,929
Net income from continuing operations available to common shareholders	$12,724	$13,523	$22,913	$33,039

Denominator:
Denominator for basic earnings per share—weighted average shares	100,334	97,043	98,725	95,384
Effect of dilutive securities:
Convertible debt	200,455	185,414	196,576	181,799
Stock options	747	1,040	811	1,147
Restricted share units	6,561	7,786	8,117	9,220
Other	469	365	430	345
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	308,566	291,648	304,659	287,895

Sealy Corporation

Interest Expense

Q3 2011

	Three Months Ended		Nine Months Ended:
	August 28, 2011	August 29, 2010	August 28, 2011	August 29, 2010
	(in thousands)		(in thousands)
Cash interest expense	$15,161	$15,444	$46,145	$47,476
Non-cash interest expense	6,774	5,863	19,164	16,801
Total interest expense	$21,935	$21,307	$65,309	$64,277

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